Exhibit 99.1

FOR IMMEDIATE RELEASE: June 24, 2016

Salon Media Group Reports Full Year Fiscal 2016 Results

Increase in Revenues, Stable Traffic Reported

NEW YORK, NY (June 24, 2016). Salon Media Group, Inc. (OTCQB: SLNM) today announced its results for the twelve months ended March 31, 2016.

Highlights:

●	Net revenue increased 41% to $7.0 million for the fiscal year ended March 31, 2016
●	Improved revenues driven by programmatic and higher CPM pre-roll advertising
●	Salon.com reached an all-time high traffic of 19.6 million users during the fiscal year
●	In August 2015, we recognized the Writers Guild of America, East, Inc (WGAE) as the collective bargaining representative of our non-supervisory editorial staff
●	Original editorial video debuted and expanded on the Salon.com website
●	In March 2016, we surpassed 880,000 Facebook “likes” and 575,000 Twitter followers

Net revenue from continuing operations for the period was $7.0 million, an increase of 41% from $4.9 million for the twelve months ended March 31, 2015. The increase in revenues during fiscal year 2016 stemmed primarily from an industry shift in advertising dollars toward premium CPM video-based advertisements and programmatic advertising, which together resulted in a 59% increase in programmatic advertising sales compared to fiscal year 2015.

Operating expenses for the twelve months ended March 31, 2016 were stable at $8.9 million compared to $8.8 million for the same period last year. The Company’s loss from operations for the fiscal year was $2.0 million, compared to a loss from operations of $3.9 million for fiscal year 2015.

Salon was proud to be honored during the fiscal year for our excellence in journalism. Salon was an honoree for the 2016 Webby Awards for our Donald Trump/Big Lebowski mashup. Lindsay Abrams was honored by the Audubon Society as one of its “Women Greening Journalism” while columnist Brittney Cooper was identified as part of the “emerging black Intelligentsia” by The New Republic. Damon Tweedy’s “Being Black Can Be Bad for Your Health” was named as part of “The 13 Biggest Health Stories of 2015” by Healthline. We were also proud that Chauncey DeVega’s piece on race, terrorism and the Planned Parenthood shooting was named among the most essential writing by a person of color in 2015 by the Huffington Post.

In August 2015, Salon recognized the Writers Guild of America, East, Inc. (“WGAE”) as the collective bargaining representative of our non-supervisory editorial staff.

A key component of Salon’s business strategy is to drive audience growth across our platforms on desktop, tablet and mobile because achieving scale should increase the website’s attractiveness to advertisers. For the fiscal year 2016, unique visitors to Salon.com averaged 16.6 million per month according to data compiled by Google Analytics, which is a 2% decrease from a 16.9 million average in fiscal year 2015. According to comScore Media Metrix (U.S. only), unique visitors were 14.1 million in March 2016 compared to 12.9 million in March 2015.

The Company continues to see a significant shift to users accessing Salon from mobile devices, with 62% of users visiting the website from mobile devices in March 2016. Salon continues to have a company-wide focus on our users’ mobile needs, especially quick and easy access to fast-loading content optimized for better readability on smaller screens.

Social media continues to be a major source of referral traffic. It provides approximately 38.5% of website visits as of March 31, 2016, and is a major area of investment across the Company. Salon makes regular updates to the website to optimize content to be shared on social media with a special focus on the Company’s mobile platforms. In March 2016, Salon had approximately 881,000 Facebook “likes,” and 576,000 Twitter followers, an annual increase of 23% and 20% respectively.

“Salon is a terrific brand with a strong audience and we’re focused on execution to realize the value of the company,” said Jordan Hoffner, CEO of Salon Media Group. “As we look to the next fiscal year, our focus is on leveraging the brand, to improve our advertising optimization and create a greater breadth of stories that can be embraced by both users and advertisers. The goal is for Salon to be a significant player in the media landscape.”

About Salon Media Group

Salon Media Group (OTCQB: SLNM) operates the pioneering, award-winning news site, Salon.com. Salon.com covers breaking news, politics, culture, technology and entertainment through investigative reporting, fearless commentary and criticism, and provocative personal essays. Salon.com has been a leader in online media since the dawn of the digital age and has bureaus in San Francisco and New York City.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, including, but not limited to, statements regarding our traffic, strategy, plans, objectives, expectations, intentions, financial performance, financing, economic conditions, on-line advertising, market performance, and revenue sources constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to:

●	Our cash flows may not meet expectations
●	Our reliance on related parties for significant operating and investment capital
●

Our principal stockholders exercise a controlling influence over our business affairs and may make business decisions with which non-principal stockholders disagree and may affect the value of their investment

●	Our dependence on advertising sales for significant revenues
●	The effect of online security breaches
●	Our ability to promote the Salon brand to attract and retain users, advertisers and strategic partners
●	Our ability to hire, integrate and retain qualified employees

●	The impact of the potential loss of key personnel, including editorial staff
●	The success of our efforts to protect our intellectual property or defend claims of infringement by third parties
●	Our technology development efforts may not be successful in improving the functionality of our network
●	Our reliance on third parties to provide necessary technologies

This press release should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended March 31, 2016, filed with the SEC on June 24, 2016, including the “Risk Factors” set forth in such reports, and our other reports currently on file with the Securities and Exchange Commission, which contain more detailed discussion of risks and uncertainties that may affect future results. We do not undertake to update any forward-looking statements except as otherwise required by law.

INVESTOR RELATIONS CONTACT:

Elizabeth Hambrecht
Chief Financial Officer

870 Market Street

San Francisco, CA 94102

(415) 870-7566

MEDIA RELATIONS CONTACT:

Lindsay Sarah Krasnoff, PhD

Communications Director

132 West 31st Street

New York, NY 10001

(646) 820-7566

SALON MEDIA GROUP, INC. BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,
	2016	2015
Assets
Current assets:
Cash	$189	$229
Accounts receivable, net of allowance of $20 and $55	1,348	874
Prepaid expenses and other current assets	127	141
Total current assets	1,664	1,244

Property and equipment, net	69	60
Other assets, principally deposits	301	301
Total assets	$2,034	$1,605

Liabilities and Stockholders’ Deficit
Current liabilities:
Short-term borrowings	$1,000	$1,000
Advances from related parties	7,991	5,826
Accounts payable and accrued liabilities	1,257	1,331
Total current liabilities	10,248	8,157

Deferred rent	69	73
Total liabilities	10,317	8,230
Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.001 par value, 5,000,000 shares authorized, 1,075 shares issued and outstanding as of March 31, 2016 and 2015 (liquidation value of $2,564 as of March 31, 2016)	-	-
Common stock, $0.001 par value, 150,000,000 shares authorized, 76,245,442 shares issued and outstanding as of March 31, 2016 and 2015	76	76
Additional paid-in capital	116,192	115,890
Accumulated deficit	(124,551)	(122,591)
Total stockholders’ deficit	(8,283)	(6,625)
Total liabilities and stockholders’ deficit	$2,034	$1,605

SALON MEDIA GROUP, INC.
STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended March 31,
	2016	2015	2014

Net revenues	$6,959	$4,946	$6,004

Operating expenses:
Production and content	3,927	3,942	3,447
Sales and marketing	1,672	1,783	1,917
Information technology support	1,417	1,309	1,505
General and administrative	1,862	1,813	1,284
Total operating expenses	8,878	8,847	8,153

Loss from operations	(1,919)	(3,901)	(2,149)
Interest expense, net	(41)	(39)	(37)
Net loss	$(1,960)	$(3,940)	$(2,186)

Basic and diluted net loss per share	$(0.03)	$(0.05)	$(0.03)

Weighted average shares used in computing basic and diluted net loss per share	76,245	76,245	73,923